UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2017

CLS HOLDINGS USA, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-174705	45-1352286
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1435 Yarmouth Street
Boulder, Colorado	80304
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (888) 438-9132

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 10, 2017, CLS Holdings USA, Inc. (the “Company”) issued convertible promissory notes to Newcan Investment Partners LLC, an entity owned solely by Frank Koretsky, who is a director of the Company, in the amount of $410,000 and $50,000 (the “Koretsky Notes”), to finalize the terms of repayment with respect to certain loans made to the Company by Newcan Investment Partners LLC between September 6, 2016 and December 15, 2016. The Notes, which otherwise contain identical terms, are unsecured and bear interest at the rate of 10% per annum thereafter. No payments are required until January 2, 2018, at which time all accrued interest becomes due and payable. Principal will be paid in eight equal quarterly installments, together with interest accrued thereon, beginning on April 1, 2018. The Notes may be prepaid by the Company with no penalty at any time upon thirty days written notice.

The holder of each Note may, at any time prior to payment or prepayment in full, convert all principal and accrued interest thereunder, in whole or in part, into securities of the Company. For each $1.07 converted, the holder will receive one share of the Company’s common stock and a five-year warrant to purchase one share of the Company’s common stock at a price of $1.07 per share.

  The Koretsky Notes are incorporated as Exhibit 10.1 and Exhibit 10.2, respectively, to this Report and the summary description of the terms thereof contained herein is qualified in its entirety by reference to Exhibit 10.1 and Exhibit 10.2.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Convertible Promissory Note dated January 10, 2017 in favor of Newcan Investment Partners LLC in the original principal amount of $410,000.

10.2	Convertible Promissory Note dated January 10, 2017 in favor of Newcan Investment Partners LLC in the original principal amount of $50,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLS HOLDINGS USA, INC.

Date: January 10, 2017	By: /s/ Jeffrey I. Binder
Jeffrey I. Binder Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Convertible Promissory Note dated January 10, 2017 in favor of Newcan Investment Partners LLC in the original principal amount of $410,000.

10.2	Convertible Promissory Note dated January 10, 2017 in favor of Newcan Investment Partners LLC in the original principal amount of $50,000.